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EXHIBIT 11 - STATEMENT RE COMPUTATION OF EARNINGS PER SHARE (In thousands, except earnings per share amounts)


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
                                             QUARTER ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                            -----------------------       --------------------------
                                              1998          1997           1998             1997
                                            -------        --------       -------        ----------
Net income                                  $ 2,102        $ 1,590        $ 4,182        $    2,315
                                            =======        =======        =======        ==========

Weighted average shares outstanding:
     Basic                                   96,586         71,512         93,682            71,395
                                            =======        =======        =======        ==========

     Diluted                                 97,846         72,016         94,834            71,744
                                            =======        =======        =======        ==========

Earnings per common share - Basic           $ 21.76        $ 22.23        $ 44.64        $    32.43
Effect of stock options                       (0.28)         (0.16)         (0.54)            (0.16)
                                            -------        -------        -------        ----------

Earnings per common share - Diluted         $ 21.48        $ 22.07        $ 44.10        $    32.27
                                            =======        =======        =======        ==========
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